Waiver of Contingent Deferred Sales Charge Endorsement

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provisions in the Contract, the provisions of this Endorsement will control. The following provisions are hereby added to the Contract:

A. The Contingent Deferred Sales Charge will not apply under the following conditions occurring after the first Contract Anniversary:

     1)   Nursing Home Benefit:

          a) The Contract Owner or Joint Owner is confined to a Skilled Nursing Facility or Hospital;

          b)   such confinement is for a period of at least 90 consecutive days;
               and

          c) a licensed physician certifies in writing that such continued confinement is necessary.

               A Skilled Nursing Facility is an institution which is licensed by the state in which it is located to provide skilled nursing care, intermediate nursing care or custodial nursing care. A Hospital is an institution which is licensed as a hospital by the state in which it is located, is supervised by a staff of licensed physicians and operates primarily for the care and treatment of sick and injured persons as inpatients for a charge.

               This waiver will not apply if the Contract Owner or Joint Owner were confined in a Skilled Nursing Facility or Hospital on the Issue Date. Proof of confinement must be provided in a form satisfactory to the Company.

     2)   Terminal Illness Benefit:

          a) The Contract Owner or Joint Owner is diagnosed as having a Terminal Illness; and

          b)   a licensed physician certifies in writing to such diagnosis.

               Terminal Illness means an illness or physical condition which results in the prognosis by a licensed physician that life expectancy is 12 months or less. To utilize this benefit, you must make a total surrender of the Contract. The Contract must be returned to us before any proceeds will be paid.

               This waiver will not apply if the Contract Owner or Joint Owner is first diagnosed as having a Terminal Illness prior to the Issue Date. Proof of diagnosis must be provided in a form satisfactory to the Company.

     3)   Total Disability Benefit:

          a)   The Contract Owner or Joint Owner is disabled;

          b) such disability lasts for a period of at least 90 consecutive days; and

          c)   a licensed physician certifies to such disability.

               Disability shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. This waiver shall not apply if the Contract Owner or Joint Owner was disabled on the Issue Date. Proof of disability will be required in a form satisfactory to the Company.

The proof required by the Company for any of the above benefits shall include, but not be limited to, written certification from a licensed physician performing within the scope of his or her license. The licensed physician must not be the Contract Owner, Joint Owner, the Annuitant, or the spouse, parent or child of the Contract Owner, Joint Owner or Annuitant.

B.   Unemployment Benefit:

The amount of the Contract Value which can be withdrawn after the first Contract Anniversary without incurring a Contingent Deferred Sales Charge will be increased for one time only to 50% of the Contract Value under the following condition:

The Contract Owner or Joint Owner is unemployed for a continuous period of at least 90 days.

Proof of unemployment must be provided in a form satisfactory to the Company which proof will include but not be limited to a written statement from the applicable state unemployment agency indicating that the Contract Owner or Joint Owner qualifies for and is receiving unemployment benefits.

Withdrawals of amounts under the Contract may be subject to a 10% tax penalty in addition to any income taxes due. You should consult your tax advisor before making a withdrawal.

If the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.


                 Allianz Life Insurance Company of North America

     /s/ MICHAEL T. WESTERMEYER              /s/ LOWELL C. ANDERSON
     ----------------------------      -----------------------------------------
     Vice President and Secretary      Chairman of the Board, President, and CEO